Maximum Anniversary Value Death Benefit Rider

This rider forms a part of the Base Contract to which it is attached and is effective on the Issue Date shown on the Maximum Anniversary Value Death Benefit Contract Schedule. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider. This is a first-to-die rider that terminates as indicated under the Termination of this Rider section.

This rider references Advisory Fees. Please defer to your Base Contract to determine if references to Advisory Fees apply.

Definitions

Base Contract
The contract to which this rider is attached.

Daily Transactions
On each Business Day, any Additional Purchase Payments received, Partial Withdrawals taken, including any Withdrawal Charge, credits applied, and Contract Charges and Advisory Fees, if any, deducted.

End Date
The End Date occurs on the earlier of:
•	the Business Day we receive the first Valid Claim from any one Beneficiary; or
•	the older Determining Life’s Maximum Anniversary Value Death Benefit Maximum Birthday shown on the Maximum Anniversary Value Death Benefit Contract Schedule.

Determining Life (Lives)
The person(s) on whose life (lives) we base the Maximum Anniversary Value Death Benefit. We establish the Determining Life (Lives) on the Issue Date.

On the Issue Date:
•	If the Base Contract is solely owned, the Determining Life is the Owner.
•	If the Base Contract is owned by a non-individual, the Determining Life is the Annuitant.
•	If the Base Contract is jointly owned and the Joint Owners are Spouses, the Determining Lives are the Joint Owners.

After the Issue Date, if a Determining Life (Lives) is no longer a Spouse of the Owner or Joint Owner, we will remove that person from this rider. If you add or change a Joint Owner, that person will become a Determining Life if they are the current Spouse of an existing Owner.

For jointly owned non-qualified contracts, if you establish a trust and change ownership to the trust, the prior Joint Owner who is not the Annuitant no longer qualifies as a Determining Life and we remove him or her as such from this rider.

Maximum Anniversary Value
A calculation we use in determining the Maximum Anniversary Value Death Benefit.
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Death Benefit

The following is replacing the “Death Benefit” provision of the Base Contract. If this rider terminates, the original “Death Benefit” provision in the Base Contract applies.

Maximum Anniversary Value Death Benefit
The Maximum Anniversary Value on the Issue Date is equal to the initial Purchase Payment received on the Issue Date.

At the end of each Business Day we:
•	increase the Maximum Anniversary Value by the amount of any Additional Purchase Payments received that day, and
•	reduce the Maximum Anniversary Value proportionately by the percentage of Contract Value withdrawn that day as a Partial Withdrawal, including any Withdrawal Charge.

If the Index Effective Date occurs after the Issue Date, the Maximum Annviersary Value on the Index Effective Date is calculated in the same way as on the Index Anniversary.

On each Index Anniversary before the End Date, or on the next Business Day if the Index Anniversary is not on a Business Day, the Maximum Anniversary Value is equal to the greater of:
(a)	its current value after processing any Additional Purchase Payments or Partial Withdrawals; or
(b)	the Contract Value after processing any Daily Transactions.

We no longer make this comparison on or after the End Date.

During the Accumulation Phase, if you (the Owner, or Annuitant if the Owner is a non-individual) are a Determining Life and you die, or if you die within 120 hours of a Determining Life (Lives), the Maximum Anniversary Value Death Benefit is equal to the greater of
(a) or (b).
(a)	The Contract Value minus any final Contract Charges except the Contract Maintenance Charge.
(b)	The Maximum Anniversary Value.
•	For a sole Beneficiary, we determine (b) at the end of the Business Day we receive a Valid Claim from the Beneficiary.
•
For multiple Beneficiaries, we determine (b) for each surviving Beneficiary’s portion of the Maximum Anniversary Value Death Benefit at the end of the Business Day we receive the first Valid Claim from any one Beneficiary. We determine (a) for each surviving Beneficiary’s portion of the Maximum Anniversary Value Death Benefit as of the end of the Business Day we receive the Beneficiary’s Valid Claim.

However, if you (the Owner, or Annuitant if the Owner is a non-individual) and the Determining Life (Lives) are different individuals:
•
If any Determining Life dies before you, we compare (a) and (b) determined at the end of the Business Day we receive due proof of a Determining Life’s death. If (a) is less than (b), we increase (a) to equal (b). The difference between (a) and (b) will be placed in the Interim Fund(s). On the next Index Anniversary, we then allocate the Variable Account Value in the Interim Fund(s), among your selected Index Options according to your allocation instructions.

•	If you die before a Determining Life, the Maximum Anniversary Value Death Benefit is unavailable and instead your Beneficiary(s) will receive the Death Benefit described in the Base Contract.

Any part of the Death Benefit that is in the subaccounts remains there until distributed. The following is added to the “Continuation of Contract by the Surviving Spouse” provision.
If at the end of the Business Day that the contract continues, (b) is greater than (a), the difference between (b) and (a) will be placed in the Interim Fund(s). On the next Index Anniversary, we then allocate the Contract Value in the Interim Fund(s), among the selected Index Options according to your allocation instructions.
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Ownership

The following is added to the “Assignment of this Contract” and “Change of Ownership” provisions of the Base Contract.

Assignment of this Contract
An assignment does not change any Determining Life, except as described under the definition of “Determining Life (Lives)”.

Change of Ownership
A change of ownership does not change any Determining Life, except as described under the definition of “Determining Life (Lives)”.

General Provisions

The following is added to the “Misstatement of Age or Gender” provision of the Base Contract.
Misstatement of Age or Gender
Before Annuity Payments begin, if there is a misstatement of the Age of any Owner or Annuitant and this rider was issued after the Rider Maximum Issue Age, we will void this rider and issue any riders that would have been issued had this rider not been selected. The Rider Maximum Issue Age is shown on the Maximum Anniversary Value Death Benefit Contract Schedule.

Contract Charges

The following is added to the “Product Fee” provision of the Base Contract.

The Rider Fee for this rider is shown on the Maximum Anniversary Value Death Benefit Contract Schedule. The Rider Fee is assessed and deducted in the same manner as the Product Fee described in the Base Contract. The Rider Fee applies even if your Contract does not have a Product Fee.

We will no longer charge the Rider Fee for this rider on the earlier of the Business Day:
•	this rider terminates; or
•
we receive the first Valid Claim from any one Beneficiary, or due proof of a Determining Life’s death, if you and the Determining Life are different individuals and the Determining Life predeceases you.

Termination of this Rider

This rider terminates on the earliest of the following.
•	The Business Day that (a) and (b) are both zero.
•	The Business Day before the Annuity Date.
•
Upon the death of a Determining Life, the end of the Business Day we receive a Valid Claim from all Beneficiaries, if the Determining Life is the Owner (or Annuitant if the Owner is a non-individual) or if the Determining Life dies simultaneously with the Owner.

•
Upon the death of a Determining Life, the end of the Business Day we receive an Authorized Request of due proof of the Determining Life’s death, if the Determining Life is no longer an Owner (or Annuitant if the Owner is a non-individual).

•
Upon the death of an Owner (or Annuitant if the Owner is a non-individual), the end of the Business Day we receive the first Valid Claim from any one Beneficiary, if the Owner is no longer a Determining Life.

•	The Business Day that the Base Contract terminates.
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In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged. Signed for the Company at its home office.
Allianz Life Insurance Company
Of North America

By: /s/ GRETCHEN CEPEK
[Gretchen Cepek]
Secretary

By: /s/ JASMINE M. JIRELE
[Jasmine M. Jirele]
President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [1-800-624-0197].
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